Exhibit 99.1

iPayment Reports Financial Results for Three Months and Twelve Months Ended December 31, 2013

NEW YORK--(BUSINESS WIRE)--March 27, 2014--iPayment Holdings, Inc. (“Holdings”) and iPayment, Inc. (“iPayment” or the “Company”) today announced their financial results for the three months and twelve months ended December 31, 2013. All operations are conducted through iPayment and its subsidiaries. Holdings is a holding company that does not have any operations or material assets other than its ownership of iPayment and its subsidiaries. The financial results of Holdings are substantially the same as those of iPayment with the exception of interest expense, income tax provision (benefit) and net and comprehensive income (loss). The financial results discussed below represent those of iPayment and its consolidated subsidiaries, except where otherwise noted.

For the fourth quarter of 2013, the Company processed $5.3 billion of total transaction volume, an increase of 1.0% from the same period of 2012. In the fourth quarter, the Company processed 82.9 million transactions, an increase of 2.0% from the fourth quarter 2012. Total revenues increased by 0.2% to $169.2 million for the fourth quarter of 2013 from $168.9 million for the fourth quarter of 2012. This increase was primarily due to a higher volume per merchant offset by lower discount and a lower number of merchants on file during the fourth quarter 2013 versus the fourth quarter 2012. Revenues, net of interchange, decreased 5.5% to $80.2 million for the fourth quarter of 2013 compared with $84.9 million for the fourth quarter of 2012. Income from operations, both for iPayment and its consolidated subsidiaries and for Holdings and its consolidated subsidiaries, decreased 34.2% to $11.3 million for the fourth quarter of 2013 compared with $17.2 million for the fourth quarter of 2012. Income from operations for the fourth quarter of 2013 was affected by an impairment charge related to a trade name intangible and lower net revenue, offset in part by lower residual and amortization expenses. Excluding charges related to stock-based compensation and impairment of trade name, income from operations in the fourth quarter would have been $17.2 million, a 10.2% decrease versus the comparable period of 2012. Results for the fourth quarter of 2013 included $2.2 million in embezzlement recoveries and $0.2 million of investigation and remediation costs associated with the matters described in the Company’s November 5, 2012, Report on Form 8-K. Excluding stock based compensation and non-recurring charges and embezzlement recoveries and costs, income from operations for the fourth quarter of 2013 would have decreased 22.1% versus the comparable period in 2012. The Company had approximately 105,000 active merchants and 153,000 merchants on file from which it generated revenue at the end of December 2013.

For the fourth quarter 2013, the Company had a net and comprehensive loss of $2.0 million and Consolidated EBITDA of $30.0 million, compared with net and comprehensive income of $0.1 million and Consolidated EBITDA of $35.7 million for the fourth quarter 2012. Net and comprehensive loss for the fourth quarter of 2013 was affected by lower income from operations and higher interest expense. Consolidated EBITDA for the fourth quarter was affected primarily by lower revenues, net of interchange.

For fiscal year 2013, the Company processed $21.9 billion of total transaction volume, a 1.3% decrease from $22.2 billion for 2012. For the twelve months ended December 31, 2013, the Company processed 336.8 million transactions, a 0.3% increase from 2012. Total revenues decreased by 2.1% to $666.8 million for the twelve months ended December 31, 2013, from $681.1 million for the twelve months ended December 31, 2012. Revenues, net of interchange, decreased 7.6% to $315.5 million for the twelve months ended December 31, 2013, compared with $341.5 million for the twelve months ended December 31, 2012. Income from operations decreased 27.3% to $41.8 million for iPayment and its consolidated subsidiaries and $41.6 million for Holdings and its consolidated subsidiaries for the twelve months ended December 31, 2013, compared with $57.5 million for iPayment and its consolidated subsidiaries and $57.3 million for Holdings and its consolidated subsidiaries for the twelve months ended December 31, 2012. For the twelve months ended December 31, 2013, income from operations, excluding stock based compensation and non-recurring charges and embezzlement recoveries and costs, decreased 11.8% versus the comparable period in 2012.

For the twelve months ended December 31, 2013, the Company had a net and comprehensive loss of $34.3 million and Consolidated EBITDA of $110.9 million, compared with a net and comprehensive loss of $3.6 million and Consolidated EBITDA of $130.3 million for the twelve months ended December 31, 2012. Net and comprehensive loss for the twelve months ended December 31, 2013, was affected by lower income from operations, higher other expense and higher income tax provision. Consolidated EBITDA for the twelve months ended December 31, 2013, was primarily affected by lower revenues, net of interchange.

Conference Call

Management will hold a conference call on Friday, March 28, 2014, at 10:00 a.m. (Eastern Time) to discuss the Company’s 2013 fourth quarter and year-end results. Participants should dial 719-325-2329 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 12:00 noon (Eastern Time) on Friday, March 28, 2014, and will continue to be available through April 7, 2014. You can access the replay by dialing 719-457-0820 and entering Confirmation Code 3959760.

The live broadcast of iPayment’s quarterly conference call will be available online at www.ipaymentinc.com or http://www.videonewswire.com/event.asp?id=98430 beginning March 28, 2014, at 10:00 a.m. (Eastern Time). The online replay will be available at approximately 12:00 noon (Eastern Time) on March 28, 2014, and will continue to be available for one week thereafter.

Forward-Looking Statements

Information in this press release may contain “forward-looking statements” about Holdings and iPayment. These forward-looking statements involve risks and uncertainties and are not guarantees of future results, performance or achievements, and actual results, performance or achievements could differ materially from our current expectations as a result of numerous factors, including but not limited to the following: the pace at which we are able to implement improvements in our internal controls; unanticipated effects from the reported financial misconduct by certain of our former employees; acquisitions; liability for merchant chargebacks; restrictive covenants governing our indebtedness; actions taken by our bank sponsors; migration of merchant portfolios to new bank sponsors; our reliance on card payment processors and on independent sales organizations; changes in interchange fees; risks associated with the unauthorized disclosure of data; imposition of taxes on Internet transactions; actions by our competitors; and risks related to the integration of companies and merchant portfolios that we have acquired or may acquire. These and other risks are more fully disclosed in our filings with the SEC, including, without limitation, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

About iPayment

iPayment provides credit and debit card payment processing services to small merchants across the United States. iPayment’s payment processing services enable merchants to accept credit cards from VISA, MasterCard, American Express, Discover and Diners Club, as well as other forms of payment, including debit cards, checks, gift cards and loyalty programs. iPayment provides payment processing services to approximately 153,000 merchants throughout the United States.

Reconciliation of iPayment “Consolidated EBITDA” (Non-GAAP) to “Net and Comprehensive Income (Loss)” (GAAP)

This press release includes a presentation of Consolidated EBITDA which is a “non-GAAP financial measure” as defined under rules of the SEC. Consolidated EBITDA is defined as EBITDA adjusted to give effect to certain items that are required in calculating covenant compliance under our senior secured credit facilities, governed by the Credit Agreement, dated May 6, 2011, entered by iPayment with Holdings, the subsidiaries of iPayment identified therein as guarantors, JPMorgan Chase Bank, N.A. and the other lenders party thereto, as amended (the “Credit Agreement”), filed as Exhibit 10.1 to iPayment’s Current Report on Form 8-K filed with the SEC on May 12, 2011. EBITDA measures are commonly used by management and investors as performance measures and liquidity indicators. We consider Consolidated EBITDA to be one of the key indicators of our ability to service our debt. However, Consolidated EBITDA is not considered a measure of financial performance under generally accepted accounting principles (“GAAP”) and it should not be considered as an alternative to income (loss) from operations, or other financial statement data presented in our consolidated financial statements as an indicator of our financial performance or liquidity, nor is it intended to be a measurement of free cash flows as such measure does not consider certain cash requirements such as debt service, capital expenditures and tax payments. Since Consolidated EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, each such measure, as presented, may not be comparable to other similarly titled measures of other companies.

Reconciliation of Consolidated EBITDA	Twelve Months Ended December 31,		Three Months Ended December 31,
	2013	2012	2013	2012
	In thousands of US$
Net and comprehensive income (loss)	$(34,269)	$(3,577)	$(2,036)	$80
Consolidated interest charges (1)(2)	64,924	63,007	16,787	15,914
Income tax provision	9,651	(1,443)	(3,209)	1,391
Depreciation and amortization	51,583	63,578	11,933	13,774
Stock-based compensation	5,733	1,920	495	1,920
Restructuring charges and transaction costs (1)	23	53	23	22
Other non-recurring expenses which do not represent cash items (1)(3)	5,587	1,286	5,241	1,286
Pro forma credit for acquisitions and pro forma debit for dispositions (1)(4)	2,251	5,508	210	1,306
Legal, accounting and structuring fees, incurred in connection with the First Amendment to the Credit Agreement (1)	332	-	181	-
Compensation portion of the Flagship Asset Purchase Amendment (1)(5)	4,000	-	-	-
Signing bonus in connection with the Flagship Merchant Services Amended and Restated Executive Employment Agreement (1)	1,110	-	390	-
Consolidated EBITDA	$110,926	$130,332	$30,015	$35,693

(1) As defined in the Credit Agreement.

(2) Includes all interest and related expenses associated with borrowed money including restricted payments made to iPayment Holdings, Inc. in connection with the payment of interest on borrowed money of iPayment Holdings, Inc.

(3) In the twelve months and three months ended December 31, 2013, $4,966 relates to charges taken in connection with the fair value assessment of intangible assets related to trade names.

(4) Represents amounts as if an acquisition or disposition had occurred as of the first day of the most recent four quarter period to the extent not otherwise included in iPayment’s financial statements in accordance with GAAP.

(5) Represents the portion of the cash payment associated with the Flagship Asset Purchase Amendment determined to be compensation expense.

Consolidated EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. For example, Consolidated EBITDA:

  does not reflect the Company’s historical cash expenditures, or future requirements, for capital expenditures or contractual commitments;
  does not reflect changes in, or cash requirements for, our working capital needs;
  does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;
  does not reflect our income tax expenses or the cash requirements to pay our taxes; and
  although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and the foregoing metrics do not reflect any cash requirements for such replacements.

Other companies in our industry may calculate Consolidated EBITDA differently than we do, limiting its usefulness as a comparative measure. Because of this limitation, Consolidated EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for this limitation by relying primarily on the Company’s GAAP results and using Consolidated EBITDA for supplemental purposes only. Additionally, Consolidated EBITDA is not an alternative measure of financial performance under GAAP and therefore should be considered in conjunction with net and comprehensive income (loss) and other performance measures such as operating income or net cash provided by operating activities and not as alternatives to such GAAP measures. In evaluating this non-GAAP financial measure, you should be aware that in the future we may incur expenses similar to the expenses eliminated in this presentation. Our presentation of Consolidated EBITDA should not be construed as an inference that our future results will not be affected by unusual or non-recurring items.

CONTACT:
iPayment, Inc.
Mark Monaco, 212-802-7200
Chief Financial Officer